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                          August 25, 2022

       Matt Meeker
       Chief Executive Officer
       BARK, Inc.
       221 Canal Street
       New York, NY 10013

                                                        Re: BARK, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed August 19,
2022
                                                            File No. 333-266964

       Dear Mr. Meeker:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Alyssa
Wall at 202-551-8106 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Trade & Services
       cc:                                              Alexa Belonick